EXHIBIT 21.1

                                  SUBSIDIARIES
                                       OF
                        PATAPSCO VALLEY BANCSHARES, INC.


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         Patapsco Valley  Bancshares,  Inc. wholly owns Central Maryland Service
Corporation, a Maryland corporation located in Ellicott City, Maryland, and Commercial & Farmers Bank (the "Bank"), a Maryland state-chartered bank. The Bank wholly owns three Maryland corporations: Founders Mortgage Company, Inc., a mortgage banking company located in Columbia, Frederick, North East and Bel Air, Maryland; C&F Insurance Agency, Inc., a Maryland insurance agency located in West Friendship, Maryland; and Rogers Avenue Realty, Inc., a real estate owned company, located in Ellicott City, Maryland.





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